                                                                     Exhibit 3.7

            State of Delaware
           Secretary of State
        Division of Corporations
      Delivered 07:01 PM 04/29/2004
        FILED 06:59 PM 04/29/2004
       SRV 040314206-3774229 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                      ALPHA NATURAL RESOURCES CAPITAL CORP.

                                    ARTICLE I
                               NAME OF CORPORATION

            The name of this corporation (the "Corporation") is:

                      ALPHA NATURAL RESOURCES CAPITAL CORP.

                                   ARTICLE II
                                REGISTERED OFFICE

            The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware and the name of its registered agent at that address is Corporation Service Company.

                                   ARTICLE III
                                     PURPOSE

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Code").

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

      A. The Corporation shall have the authority to issue 100 shares of Common Stock, par value $0.01 per share ("Common Stock").

      B. Each common stockholder of record shall have one vote for each share of Common Stock which is outstanding in his or her name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate.

      C. Common stockholders of the Corporation shall not have preemptive rights.

                                    ARTICLE V
                          BOARD POWER REGARDING BYLAWS

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

                                   ARTICLE VI
                              ELECTION OF DIRECTORS

            Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                   ARTICLE VII
                INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY

      A. The corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the corporation as a director, officer, employee or agent of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or serving such capacity in another corporation at the request of the corporation, in each case to the fullest extent permitted by Section 145 of the Delaware Code as the same exists or may hereafter be amended.

      B. To the fullest extent permitted by the Delaware Code as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      C. If the Delaware Code is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the Delaware Code, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this Article VII at the time of such repeal or modification.

                                  ARTICLE VIII
                                 CORPORATE POWER

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE IX
                                  INCORPORATOR

            The name and mailing address of the incorporator of the Corporation is:

                  Karin M. Writer
                  Bartlit Beck Herman Palenchar & Scott
                  1899 Wynkoop Street, Suite 800
                  Denver, CO   80202

            THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware Code, does make and file this Certificate.

Dated: April 29, 2004

                                              By: /s/ Karin M. Writer
                                                  Karin M. Writer, Incorporator

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